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                                                                     EXHIBIT 4.2

                                                    [LINKLATERS & ALLIANCE LOGO]

                                Dated 1 July 2002

                      CHINA MOBILE HONG KONG (BVI) LIMITED

                        CHINA MOBILE (HONG KONG) LIMITED

                     CHINA MOBILE COMMUNICATIONS CORPORATION

                                  TAX INDEMNITY

                                                     LINKLATERS
                                                     10th Floor, Alexandra House
                                                     Chater Road
                                                     Hong Kong

                                                     Telephone:(852)28424888
                                                     Facsmile: (852)28108133

                                                     Ref: PHMC/053801053

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THIS DEED OF TAX INDEMNITY is made on 1 July 2002

BETWEEN:

(1) CHINA MOBILE HONG KONG (BVI) LIMITED a company incorporated under the laws of the British Virgin Islands whose registered office is at PO Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands (the "VENDOR");

(2) CHINA MOBILE (HONG KONG) LIMITED a company incorporated under the laws of Hong Kong whose registered office is at 60th Floor, The Center, 99 Queen's Road Central, Hong Kong (the "PURCHASER"); and

(3) CHINA MOBILE COMMUNICATIONS CORPORATION a company incorporated under the laws of the PRC whose registered office is at 53A Xibianmennei Dajie, Xuanwuqu, Beijing, PRC (the "WARRANTOR").

WHEREAS:

(A) By a Conditional Sale and Purchase Agreement dated 16 May 2002 (the "AGREEMENT") made between the Vendor, the Warrantor and the Purchaser, the Vendor has agreed to sell and the Purchaser has agreed to purchase the Target BVI Shares (as defined in the Agreement) on the terms and conditions therein contained.

(B) It is a term of the Agreement that the Vendor and the Warrantor deliver to the Purchaser this Deed of Tax Indemnity on Completion (as defined in the Agreement).

NOW THIS DEED WITNESSES as follows:

1        INTERPRETATION

         1.1      In this Deed, unless the context requires otherwise:

                  (a) words and expressions and other rules of interpretation defined, used or set out in the Agreement have the same meanings and application in this Deed;

                  (b) "TAXATION" means and includes all forms of tax, levy, duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority in any part of the world and includes any interest, additional tax, penalty or other charge payable or claimed in respect thereof,

                  (c) "CLAIM" means any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any person, authority or body whatsoever and of whatever country from which it appears that any member of the Target Companies Group is liable or is sought to be made liable to make any payment or is deprived or is sought to be deprived of any relief or allowance or credit or right to repayment of taxation;

                  (d) "EVENT" includes (without limitation) the death of any person, any action, omission or transaction whether or not any member of the Target Companies Group is a party thereto and includes completion of the sale of the Target BVI Shares to the Purchaser and references to the result of events on or before the date hereof shall include the combined result of two or more events one or more of which shall have taken place before the date hereof;

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                  (e)      references to income or profits or gains earned,
                           accrued or received shall include income or profits or gains deemed to have been or treated as or regarded as earned, accrued or received for the purposes of any legislation;

                  (f) references to a Claim shall include any Claim whether made before or after the date hereof and whether satisfied or unsatisfied at the date hereof and shall also include:

                           (i) the loss of any relief, allowance or credit granted by or pursuant to any legislation or otherwise for taxation purposes which could but for the Claim in question have been available to the Purchaser or any member of the Target Companies Group whether or not the said loss results in any taxation being payable at the time of such loss; and

                           (ii) the nullifying or cancellation of a right to repayment of taxation which would have been so available or is at the date hereof assumed by the Vendor, the Warrantor or the Purchaser to be available;

                           and in such a case the amount of taxation which could otherwise have been relieved, allowed or credited by the relief, allowance or credit so lost or the amount of repayment which would otherwise have been obtained shall be treated as an amount of taxation for which a liability has arisen;

                  (g) references to the Agreement shall be construed as references to the Agreement as amended or supplemented from time to time.

         1.2 The expressions the VENDOR, THE WARRANTOR, the TARGET COMPANIES GROUP and the PURCHASER shall, where the context permits, include their respective successors and assigns.

2        INDEMNITY

         Subject as hereinafter provided, each of the Vendor and the Warrantor hereby jointly and severally undertakes to indemnify and keep indemnified the Purchaser (for itself and as trustee for the Target Companies Group) against any loss or liability suffered by the Purchaser or any member of the Target Companies Group including, but not limited to, any diminution in the value of the assets of or shares in any member of the Target Companies Group, any payment made or required to be made by the Purchaser or any member of the Target Companies Group and any costs and expenses incurred as a result of or in connection with any Claim falling on any member of the Target Companies Group resulting from or by reference to any income, profits or gains earned, accrued or received on or before the date hereof or any event on or before the date hereof whether alone or in conjunction with other circumstances and whether or not such taxation is chargeable against or attributable to any other person, firm or company.

3        EXCEPTIONS

         The indemnities given by this Deed do not cover any Claim to the extent that provision or reserve in respect thereof has been made in the Last Accounts or to the extent that payment or discharge of such Claim has been taken into account therein.

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4        COSTS AND EXPENSES

         The indemnities given by this Deed shall cover all costs and expenses incurred by the Purchaser or any member of the Target Companies Group in connection with any Claim, and any penalties, fines or interest payable by the Purchaser or any member of the Target Companies Group relating to any Claim for which the Vendor or the Warrantor is liable under this Deed.

5        REIMBURSEMENT

         In the event that any Claim which is the subject of an indemnity hereunder is or has been discharged (whether by payment or by the loss of any relief, allowance, credit or right to repayment of taxation) or suffered by any member of the Target Companies Group, the indemnity given hereunder shall take effect as a covenant by the Vendor and the Warrantor forthwith to reimburse the relevant member of the Target Companies Group (through the Purchaser) for any amount so paid or to compensate the relevant member of Target Companies Group for any loss of relief, allowance, credit or right to repayment so suffered.

6        CONDUCT OF CLAIMS

         If the Purchaser becomes aware of a Claim relevant for the purposes of this Deed, it shall as soon as reasonably practicable give notice thereof to the Vendor and the Warrantor and shall (subject to the Purchaser and the Target Companies Group being indemnified to the Purchaser's satisfaction against any liability, costs, damages or expenses which may be incurred thereby) take such action and procure that the Target Companies Group shall take such action as the Vendor and the Warrantor may reasonably request to avoid, resist, dispute, defend, compromise or appeal against the Claim, provided that neither the Purchaser nor any member of the Target Companies Group shall be required to take any steps which would require any admission of guilt or liability relating to matters connected with the Claim in question or which would affect the future conduct of the business of the Purchaser or any member of the Target Companies Group or affect the rights or reputations of any of them nor shall they be required to take any such action unless the Vendor and the Warrantor shall have produced to them a leading barrister's opinion that such action is reasonable.

7        SET-OFF AND DEDUCTIONS

         All payments to be made by the Vendor and the Warrantor under this Deed shall be made in full without set-off or counterclaim or any restriction or condition and free and clear of any present or future taxes, duties, charges or other deductions or withholdings of any nature. If any deduction or withholding is required to be made from any such payment the Vendor and the Warrantor shall, together with such payment, pay such additional amount as is necessary to ensure that the recipient receives the full amount due hereunder.

8        WAIVER AND SEVERABILITY

         No failure or delay by the Purchaser or any member of the Target Companies Group in exercising any right, power or remedy under this Deed shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Deed shall not be affected or impaired thereby.

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9        ASSIGNMENT

         The Purchaser and any member of the Target Companies Group may assign its respective rights and benefits under this Deed.

10       NOTICES

         Each notice, demand or other communication given or made hereunder shall be in writing and delivered or sent to the relevant party at its address or telex number or fax number set out in the Agreement. The provisions of clause 21 of the Agreement shall apply to this Deed as though they have been fully set out herein.

11       GOVERNING LAW AND JURISDICTION

         11.1 This Deed shall be governed by and construed in accordance with the laws of Hong Kong.

         11.2 Any dispute arising out of or in connection with this Deed shall be resolved by arbitration in Hong Kong International Arbitration Centre by a single arbitrator in accordance with the UNCITRAL Arbitration Rules in force from time to time. The parties agree that the arbitral award will be final and binding.

IN WITNESS WHEREOF this Deed has been executed on the day and year first above written.

THE COMMON SEAL OF                             )
CHINA MOBILE HONG KONG (BVI) LIMITED           )    (Common Seal of China Mobile
was affixed hereto in the presence of:         )    Hong Kong (BVI) Limited)

/s/ Wang Xiaochu)
    ---------------------------------

Director

THE COMMON SEAL OF                             )
CHINA MOBILE (HONG KONG) LIMITED               )    (Common Seal of China Mobile
was affixed hereto in the presence of:         )    (Hong Kong) Limited)

/s/ Wang Xiaochu)
    ---------------------------------

Director

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SIGNED, SEALED AND DELIVERED                   )
BY                                             )      (/s/ Xue Taohai)
a duly authorised representative on behalf of  )
CHINA MOBILE COMMUNICATIONS CORPORATION        )

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